EXHIBIT 3.7

CERTIFICATE OF AMENDMENT
OF THE RESTATED CERTIFICATE OF INCORPORATION OF
INSITE VISION INCORPORATED
a Delaware Corporation
Executed, July 19, 2000

The undersigned, S. Kumar Chandrasekaran and Lyle M. Bowman hereby certify that:

ONE: They are the duly elected and acting Chief Executive Officer and Secretary respectively, of said corporation.

TWO: Section A of ARTICLE IV of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

“A. Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Sixty-Five Million (65,000,000) of which Sixty Million (60,000,000) shares of the par value of One Cent ($.01) each shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of the par value of One Cent ($.01) each shall be “Preferred Stock”).

The Preferred Stock may be issued in any number of series, as determined by the Board of Directors of this corporation (the “Board of Directors”). The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of the series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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THREE: The foregoing Certificate of Amendment has been duly approved by the Board of Directors of the Corporation.

FOUR: The foregoing Certificate of Amendment has been duly approved by the requisite number of shares of the Corporation in accordance with Section 242 of the Delaware General Corporation Law. The total number of shares entitled to vote with respect to the foregoing amendment was 21,276,185 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock. No shares of Preferred Stock are outstanding.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on the last date first above written.

/s/ S. Kumar Chandrasekaran
S. Kumar Chandrasekaran, Ph.D.
Chief Executive Officer

/s/ Lyle M. Bowman
Lyle M. Bowman, Ph.D.
Secretary

The undersigned certify under penalty of perjury that they have read the foregoing Certificate of Amendment and know the contents thereof, and that the statements therein are true.

Executed at Alameda, California, on July 19, 2000.

/s/ S. Kumar Chandrasekaran
S. Kumar Chandrasekaran, Ph.D.

/s/ Lyle M. Bowman
Lyle M. Bowman, Ph.D.